Exhibit 10.26
SUBLEASE AGREEMENT
          THIS SUBLEASE AGREEMENT (this “Sublease”) is made as of November 30, 2006, by and between THOMAS WEISEL PARTNERS GROUP INC., a Delaware corporation (“Sublessor”) and GYROGRAPHIC COMMUNICATIONS INC., a California corporation (“Sublessee”).
          The parties enter this Sublease on the basis of the following facts, understandings and intentions:
          A. Sublessor is the tenant under that certain Standard Office Lease for 88 Kearny dated as of January 10, 2000, as amended by the First Amendment to Office Lease dated as of February 1, 2000, the Second Amendment to Office Lease dated as of June 21, 2000 and the Third Amendment to Office Lease dated as of October 29, 2003; a copy of which is attached hereto as Exhibit A (the “Master Lease”), between Sublessor and Teachers Insurance and Annuity Association of America, for the benefit of its separate Real Estate Account (“Landlord”), of premises more particularly described therein located on the 13th and 21st Floors of 88 Kearny Street, San Francisco, California (the “Building”);
          B. The premises to be sublet pursuant to this Sublease includes approximately Eight Thousand Nine Hundred and Ninety-Seven (8,997) net rentable square feet of space consisting of the entire 21st floor (the “Subleased Premises”); and
          C. Sublessor desires to sublease to Sublessee the Subleased Premises, and Sublessee desires to sublease the Subleased Premises from Sublessor, together with all of Sublessor’s right, title and interest in and to the personal property of Sublessor listed and scheduled on Exhibit B attached hereto (the “Personal Property”).
          NOW, THEREFORE, the parties agree as follows:
1.	Agreement to Sublease. Subject to the terms and conditions of this Sublease and to Landlord’s written consent, Sublessor hereby subleases to Sublessee and Sublessee subleases and hires from Sublessor the Subleased Premises, including the Personal Property and the voice, data and cabling existing in the Subleased Premises.

2.	Sublessor Warranties. Sublessor warrants to Sublessee that the Master Lease has not been amended or modified except as expressly set forth in this Sublease; that Sublessor, to the best of its knowledge, is not now, and as of the commencement of the Term (defined in this Sublease) of this Sublease will not be, in default or breach of any of the provisions of the Master Lease; and that Sublessor has no knowledge of any claim by Master Landlord that Sublessor is in default or breach of any of the provisions of the Master Lease.

3.	Term. The Subleased Premises will be delivered by Sublessor to Sublessee on January 1, 2007, and the sublease term shall commence upon such delivery and shall end on May 31, 2010 (the “Sublease Term”).

4.	Rent and Additional Charges.

(a)	Sublessee shall pay to Sublessor as rent for the Subleased Premises (the “Sublease Rent”) the amount of $30,739.75 per month (forty-one dollars and 00/100th ($41.00) per rentable square foot per year) for the Sublease Term, provided there shall be no obligation to pay Sublease Rent for the first month of occupancy (January 1-January 31, 2007). The Sublease Rent shall be paid in advance on the first day of each calendar month during the Sublease Term commencing on February 1, 2007. Delivery is subject to the move-out of the current tenant (Gateway Container Corporation) and is beyond the control of Sublessor. If the current tenant moves out early, Sublessor shall grant Sublessee early occupancy for the purpose of Sublessee’s initial fixturization and move-in. If for any reason Sublessor does not deliver Possession to Sublessee on the Commencement of the Term, Sublessor will not be subject to any liability for this failure, the Termination Date will not be extended by the delay, and the validity of this Sublease will not be impaired. Rent will be abated until delivery of Possession. However, if Sublessor has not delivered Possession to Sublessee within thirty (30) days after the Commencement Date, at any time after that and before delivery of Possession, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Sublease. The notice will set forth an effective date for the cancellation, which will be at least ten (10) days after delivery of notice to Sublessor. If Sublessor delivers Possession to Sublessee on or before this effective date, this Sublease will remain in full force. If Sublessor fails to deliver Possession to Sublessee on or before this effective date, this Sublease will be canceled. Upon cancellation, all consideration previously paid by Sublessee to Sublessor on account of this Sublease will be returned to Sublessee, this Sublease will have no further force, and Sublessor will have no further liability to Sublessee because of this delay or cancellation. If Sublessor permits Sublessee to take Possession prior to the commencement of the Term, the early Possession will not advance the Termination Date and will be subject to the provisions of this Sublease, including, without limitation, the payment of rent.

(b)	In addition Sublessee shall be responsible, and pay, for any additional charges and expenses imposed by Landlord pursuant to the Master Lease as applicable to the Subleased Premises; provided the Base Year (as defined in the Master Lease) shall be calendar year 2007. In addition, Sublessee shall be responsible for all other expenses related specifically to Sublessee’s use and occupancy of the Premises (e.g., after-hours HVAC, additional cleaning, excess utilities, etc.). If the Master Lease provides for payment by Sublessor of Operating Costs on the basis of an estimate, then as and when adjustments between estimated and actual Operating Costs are made under the Master Lease, the obligations of Sublessor and Sublessee will be adjusted in the same manner. If this adjustment occurs after the expiration or earlier termination of the Term, the obligations of Sublessor and Sublessee under this Subsection will survive this expiration or termination. Sublessor will, on request by Sublessee, furnish Sublessee with copies of all statements submitted by Master Landlord of the actual or estimated Operating Costs during the Term.

(c)	Sublessee shall fulfill its obligations with regard to the Sublease Rent by timely payment of such Sublease Rent to Sublessor.
4	Master Lease. Except as otherwise expressly provided in this Sublease, the covenants, agreements, conditions, agreements, provisions and conditions of the Master Lease—to the extent that they relate to the Subleased Premises and are not inconsistent with the terms of this Sublease—are hereby made a part of and incorporated by reference into this Sublease as though set out in full in this Sublease. The rights and obligations of the Tenant under the Master Lease will be deemed to be the rights and obligations of Sublessee under this Sublease, and will inure to the benefit of, and be binding on, Sublessee. As between the parties to this Sublease only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of the Sublease shall control.
5	Performance by Sublessor. Sublessee recognizes that Sublessor is not in a position to render any services or to perform any of the obligations required of Landlord under the terms of the Master Lease. Therefore, despite anything to the contrary contained in this Sublease, Sublessee agrees that performance by Sublessor of its obligations under this Sublease is conditioned upon performance by Landlord of its corresponding obligations under the Master Lease, and Sublessor will not be liable to Sublessee for any default of the Landlord under the Master Lease. Sublessor will exercise due diligence in attempting to cause Master Landlord to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, at the option of Master Landlord, this Sublease will terminate and the parties will be relieved of any further liability or obligation under this Sublease. However, if the Master Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease or the Master Lease, the defaulting party will be liable to the nondefaulting party for the damage suffered as a result of the termination. Regardless, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of this right by Sublessor will not constitute a default or breach.

6	Deposit. Intentionally omitted.

7.	Right of Direct Tenancy. Sublessor reserves the right to assign its interest hereunder to Landlord, in which case this Sublease shall become a direct lease between Landlord and Sublessee. At Landlord’s election, Sublessee shall thereafter execute a new lease reflecting the terms and conditions of this Sublease, and Sublessee shall thereafter be relieved of any and all liability to Sublessor under the terms of this Sublease If the Master Lease terminates, Subtenant will, if requested, attorn to Master Landlord and recognize Master Landlord as Sub-landlord under this Sublease. However, Subtenant’s obligation to attorn to Master Landlord will be conditioned on Subtenant’s receipt of a nondisturbance agreement.

8.	Condition of Subleased Premises. Notwithstanding anything to the contrary in the Master Lease, Sublessee accepts the Subleased Premises in their “AS IS” condition. Sublessee acknowledges and agrees that neither Sublessor nor Landlord has undertaken any obligation to make or agreed to make any alterations or improvements to the Subleased Premises for Sublessee’s use or occupancy thereof. Any alterations and additions to the Subleased Premises made by Sublessee shall be made in accordance with the Master Lease, and shall be subject to prior written approval by Sublessor and Landlord. At the expiration of the Sublease Sublessee shall leave the Subleased Premises in broom clean condition and otherwise in the condition called for in Article 29 of the Master Lease; provided in no event will Sublessee have any obligation to remove any improvements or alterations existing in the Subleased Premises as of the Commencement Date.

9.	Default. The occurrence of any of the following shall constitute a default by Sublessee under this Sublease:
(a) The failure to perform any covenant, liability or obligation, as and when performance is due, under this Sublease;
(b) The occurrence of any Event of Default, as that term is defined in Article 19 of the Master Lease as the result of any act or omission of Sublessee.
The occurrence of any default by Sublessee under this Sublease shall entitle Sublessor to each and all of the rights and remedies afforded Landlord upon the occurrence of an Event of Default under the Master Lease.
10.	Indemnity Sublessee agrees to defend, indemnify and hold Sublessor and Landlord free and harmless from and against any and all claims, loss liability or demand for injury or death to persons or damages to property occurring in, on or about the Subleased Premises, except for such claims, loss, liability or demand which are due solely to the gross negligence or willful misconduct of Sublessor or its employees or agents.

11.	Insurance. Sublessee agrees to secure, at its expense, the public liability and property damage insurance with respect to the Subleased Premises required to be obtained by Tenant under the Master Lease from an insurer meeting the standards thereof. Sublessor and Landlord shall be named as additional insureds in said policy or policies, and Sublessee agrees to provide Sublessor and Landlord with a certificate of insurance or other suitable evidence of said insurance. Sublessee hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Sublessor, Landlord and the officers, employees, agents and representatives of Sublessor or Landlord on account of damage occasioned to Sublessee or its property or the properties of others under its control caused by fire or any of the extended coverage risks described in the Master Lease to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage. Sublessee shall give notice to its insurance carrier or carriers of the foregoing waiver of subrogation.

12.	Notices. All notices or demands of any kind required or desired to be given by Sublessor or Sublessee hereunder shall be in writing and shall be deemed delivered forty-eight (48) hours after depositing the notice or demand in the United States mail, certified or registered, postage prepaid, addressed to the Sublessor or Sublessee respectively, at the addresses set forth after their signatures at the end of this Sublease.

13.	Brokers. Sublessor will pay Cushman & Wakefield of California, Inc. a brokerage agreement pursuant to a separate agreement and shall pay a fee to CAC Group. All brokerage commissions shall be paid half upon full sublease execution (inclusive of Landlord’s consent), and the other half upon the Sublease Term commencement. Except for Cushman & Wakefield of California, Inc. and CAC Group, Sublessor and Sublessee each hereby represent and warrant that neither party has dealt with any other broker or finder in connection with this Sublease and the transactions contemplated hereby and each party agrees to indemnify, defend and hold harmless the other from and against any and all claims or liabilities for brokerage commissions or finder’s fees arising out of that party’s acts in connection with this Sublease.

14.	Consent of Landlord. The Landlord’s written consent to this Agreement in accordance with the terms of Article 15 of the Master Lease is a condition precedent to the validity of this Sublease. If the Landlord’s consent has not been obtained and a copy of that consent delivered to Sublessee by the thirtieth (30) )day following the date of this Sublease, Sublessee shall thereafter have the right to terminate this Subleasethis Agreement shall automatically terminate and the parties shall be released from any and all further obligations under this Agreement and the prepaid Sublease Rent and any Security Deposit shall be promptly returned to Sublessee. If, however, Sublessor delivers to Sublessee the consent of Landlord on or before the Termination Date, the condition subsequent set forth in this Section 14 shall be satisfied and this Agreement shall continue in full force and effect.

15.	Signage. Sublessee, at its sole cost and expense, shall have the right to include its name on the building directory (lobby) and on the elevator lobby of the 21st floor.

16.	Entire Agreement. All prior understandings and agreements between Sublessor and Sublessee are superseded by and merged into this Sublease, which alone fully and completely sets forth the understanding of Sublessor and Sublessee. This Sublease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Sublessor and Sublessee and consented to in writing by Landlord.

17.	Attorney’s Fees. If either party commences an action against the other in connection with this Sublease, the prevailing party will be entitled to recover costs of suit and reasonable attorney fees.
          IN WITNESS WHEREOF, the parties hereto have executed this Sublease on the day and year first above written.

SUBLESSEE		SUBLESSOR

GYROGRAPHICS COMMUNICATIONS INC.		THOMAS WEISEL PARTNERS GROUP INC.

By:	/s/ Garry K. McGuire	By:	/s/ Shaugn Stanley

	Its: President		Its: Partner

One Montgomery Tower, 37th floor
San Francisco, California 94104

LANDLORD’S CONSENT
TO
SUBLEASE AGREEMENT
CONSENT OF LANDLORD TO SUBLEASE
     TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Separate Real Estate Account (“Landlord”), under that certain Standard Office Lease dated January 10, 2000, as amended (the “Master Lease”), between Landlord and THOMAS WEISEL PARTNERS GROUP INC., a Delaware corporation, successor-in-interest to Thomas Weisel Partners Group LLC, a Delaware limited liability company (“Tenant”), as tenant, whereby Tenant leases approximately 17,919 rentable square feet of space known as Suite 1300 and Suite 2100 (the “Leased Premises”) of the building located at 88 Kearny Street, San Francisco, California (the “Building”), hereby consents to the sublease (“Sublease”) of a portion of the Premises consisting of the 21st floor (the “Premises”) by Tenant to GYROGRAPHIC COMMUNICATIONS INC., a California corporation (“Subtenant”). Landlord’s consent is not intended, and shall not be construed (i) to modify or otherwise affect any of the provisions of the Master Lease, or to release Tenant from any of its obligations and duties under the Master Lease, (ii) as a waiver of any of Landlord’s rights under the Master Lease, (iii) as an authorization or a consent by Landlord to any assignment of the interest of Tenant in the Master Lease or to the further subleasing of the Premises, and (iv) as binding or obligating Landlord in any manner whatsoever with respect to any of the covenants, undertakings, representations, warranties or agreements contained in that certain Sublease Agreement dated November 30, 2006 (the “Sublease Agreement”) between Tenant and Subtenant, notwithstanding anything to the contrary contained therein.
     Notwithstanding the foregoing, it is a condition to Landlord’s consent to the Sublease that: (i) Subtenant’s occupancy of the Premises and the Sublease Agreement will be subject and subordinate to the Master Lease and to all mortgages which are secured, in whole or in part, by the Building; (ii) in the event Tenant is in default under the Master Lease beyond any applicable notice and cure periods set forth in Article 19 thereof, Landlord may enforce the provisions of the Sublease Agreement, if any, including collection of rent directly from Subtenant; (iii) in the event of termination of the Master Lease for any reason whatsoever, including, without limitation, a voluntary surrender by Tenant, or any default by Tenant, or in the event of any re-entry or repossession of the Premises by Landlord, Landlord may, at its option, either (a) terminate the Sublease Agreement and Subtenant’s occupancy of the Premises, or (b) take over all of the right, title and interest of Tenant, as sublessor, under the Sublease Agreement, in which case the Subtenant will attorn to Landlord, but that nevertheless Landlord will not (1) be liable for any previous act or omission of Tenant under the Sublease, (2) be subject to any defense or offset previously accrued in favor of the Subtenant against Tenant, or (3) be bound by any previous prepayment by Subtenant of more than one month’s rent, (iv) Subtenant shall not be entitled to exercise any option(s), if any, which may have been granted to Tenant under the Master Lease; (v) Subtenant shall name Landlord as an additional insured on all policies of commercial general liability insurance maintained by Subtenant with respect to the Premises; (vi) the Sublease Agreement shall not be modified without Landlord’s prior written consent and any modification without such consent shall be null and void; (vii) in accordance with Section 15.d of the Master Lease, Tenant pay to Landlord as additional rent fifty percent (50%) of all consideration payable to and for the benefit of Tenant by Subtenant in excess of the rent payable under the Master Lease for the remainder of the term, and (viii) Tenant pay to Landlord concurrently with Tenant’s execution and delivery to Landlord of this Consent of Landlord to Sublease, the sum of up to $1500 for processing and reasonable attorney’s fees in accordance with the provisions Section 15.b of the Master Lease.

This Consent of Landlord to Sublease has been executed this 12th day of December, 2006.

LANDLORD: TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Separate Real Estate Account
By:	/s/ Derek M. Landry
	Print	Name: Derek M. Landry
	Print	Title: Director

The undersigned Tenant and Subtenant referred to hereinabove hereby acknowledge and accept the conditions of Landlord’s consent to the Sublease as described hereinabove.

TENANT:		SUBTENANT:

Thomas Weisel Partners Group Inc.,		Gyrographic Communications Inc., a
a Delaware corporation		California corporation

By:	/s/ Garry K. McGuire	By:	/s/ Shaugn Stanley

	Print Name: Garry K. McGuire		Print Name: Shaugn Stanley
	Print Title: President		Print Title: Partner